Exhibit 99.1

Hospira, Inc.

Segment Information

Net Sales and Income from Operations

(Unaudited)

(dollars in millions)

Net Sales:	Three Months Ended,								Twelve Months Ended
	March 31, 2007		June 30, 2007		September 30, 2007		December 31, 2007		December 31, 2007

Americas	$624.5		$661.2		$644.7		$728.5		$2,658.9
Europe, Middle East & Africa	116.0		146.7		133.8		155.6		552.1
Asia Pacific	42.3		61.4		59.5		62.0		225.2
Total reportable segments	$782.8		$869.3		$838.0		$946.1		$3,436.2

Income from Operations:	Three Months Ended,								Twelve Months Ended
	March 31, 2007		June 30, 2007		September 30, 2007		December 31, 2007		December 31, 2007

Americas	$64.8	A	$111.5	A	$128.6	A	$142.4	A	$447.3	A
Europe, Middle East & Africa	(13.3	)B	1.8	B	5.4	B	3.2	B	(2.9	)B
Asia Pacific	(10.8	)C	(11.0	)C	0.6	C	1.3	C	(19.9	)C
Total reportable segments	40.7		102.3		134.6		146.9		424.5
Corporate functions	(19.1	)D	(18.4	)D	(19.9	)D	(25.1	)D	(82.5	)D
Stock-based compensation	(7.2)		(16.3)		(8.1)		(7.8)		(39.4)
Income from operations	14.4		67.6		106.6		114.0		302.6
Interest expense and other income, net	(29.9	)E	(32.1	)E	(28.5	)E	(24.3	)E	(114.8	)E
Income (loss) before income taxes	$(15.5)		$35.5		$78.1		$89.7		$187.8

Included in the reported Income (loss) before income taxes above, are the following charges:

A — Americas
Mayne Pharma acquisition related:
Acquired in-process research and development	$66.2		$—		$—		$—		$66.2
Inventories step-up charge	4.0		6.0		—		—		10.0
Integration and other acquisition-related charges	4.5		7.5		0.9		1.9		14.8
Intangible assets amortization	1.3		2.0		2.0		2.0		7.3
Charges related to facilities optimization initiatives	9.9		14.6		7.6		3.6		35.7
Intangible asset impairment for the brain-function monitoring devices	—		—		—		7.5		7.5
Reduction of obligation related to the 2005 sale of the Salt Lake City, UT manufacturing plant	—		(1.6)		—		—		(1.6)
Total Americas	85.9		28.5		10.5		15.0		139.9

B — Europe, Middle East & Africa
Mayne Pharma acquisition related:
Acquired in-process research and development	18.6		—		—		—		18.6
Inventories step-up charge	7.0		11.0		—		—		18.0
Integration and other acquisition-related charges	0.2		0.8		1.1		4.3		6.4
Intangible assets amortization	1.3		2.2		2.1		2.2		7.8
Charges related to facilities optimization initiatives	0.9		—		0.4		0.6		1.9
Acquired in-process research and development related to product acquisition	—		—		—		3.2		3.2
Total Europe, Middle East & Africa	28.0		14.0		3.6		10.3		55.9

C — Asia Pacific
Mayne Pharma acquisition related:
Inventories step-up charge	10.4		14.7		—		—		25.1
Integration and other acquisition-related charges	0.2		0.8		0.9		1.7		3.6
Intangible assets amortization	5.8		9.0		9.2		8.4		32.4
Other acquisition-related charges	—		—		0.6		—		0.6
Total Asia Pacific	16.4		24.5		10.7		10.1		61.7

D — Corporate functions
Integration and other acquisition-related charges	5.9		4.4		5.0		4.1		19.4
Total Corporate functions	5.9		4.4		5.0		4.1		19.4

E — Interest expense and other income, net
Integration and other acquisition-related charges	7.9		—		—		(1.4)		6.5
Total Interest expense and other income, net	7.9		—		—		(1.4)		6.5
Total	$144.1		$71.4		$29.8		$38.1		$283.4